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                                  EXHIBIT 11.1

                           SONUS PHARMACEUTICALS, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                THREE MONTHS ENDED                SIX MONTHS ENDED
                                                     JUNE 30,                         JUNE 30,
                                           ----------------------------     ----------------------------
BASIC EARNINGS PER SHARE:                      1998             1997            1998             1997
                                           -----------      -----------     -----------      -----------
Net income (loss)......................... $(3,098,138)     $   405,593     $(6,364,829)     $ 1,761,780
Weighted average common shares............   8,618,198        8,555,567       8,615,561        8,543,460
   Basic earnings per share............... $     (0.36)     $      0.05     $     (0.74)     $      0.21

DILUTED EARNINGS PER SHARE:
Net income (loss)......................... $(3,098,138)     $   405,593     $(6,364,829)     $ 1,761,780
Weighted average common shares - basic....   8,618,198        8,555,567       8,615,561        8,543,460
Dilutive potential common shares..........          --          869,716              --          916,764
                                           -----------      -----------     -----------      -----------
   Total..................................   8,618,198        9,425,283       8,615,561        9,461,844
                                           ===========      ===========     ===========      ===========
   Diluted earnings per share............. $     (0.36)     $      0.04     $     (0.74)     $      0.19


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